Exhibit 10.1
SEPARATION AND RELEASE AND TRANSITIONAL SERVICES AGREEMENT

I, Hans Bishop, understand and agree that all aspects of my employment at Dendreon Corporation (the "Company") will cease effective September 30, 2011 (“Termination Date”).   The Company agrees that as of the Termination Date, the termination is pursuant to Section 6.2(a) of my Executive Employment Agreement effective as of May 26, 2010 (“Employment Agreement”).  On the first regular payday following the Termination Date, I will receive or received a lump sum payment equivalent to:  (i) any portion of my current Base Salary earned but not yet paid as of the Termination Date, (ii) any accrued unused vacation as of the Termination Date, each less required withholdings, and (iii) any unpaid reimbursable expenses that have been properly submitted to the Company.

1. Severance Pay and Benefits.  If I choose to sign and not revoke this Separation and Release and Transitional Services Agreement (“Agreement”), then following the expiration of such revocation period and/or within 60 days following the Termination Date or submission of applicable invoice (as described below), the Company will provide me with the following severance pay and other benefits:

(a) a lump-sum severance payment of nine (9) months of my current Base Salary pursuant to Section 6.2(a)(i) of my Employment Agreement and less required withholdings;

(b) a lump-sum severance payment equal to seventy five percent (75%) of my target Annual Bonus pursuant to Section 6.2(a)(ii) of my Employment Agreement and less required withholdings;

(c) upon delivery to the Company of an itemized invoice for such services, reasonable costs not to exceed $10,000 for: (i) moving expenses, and (ii) outplacement services provided through a vendor selected by the Company in its sole discretion, provided that in each case such costs are incurred by me within six months of the Termination Date; and

(d) reimbursement by the Company for the cost (on an after-tax basis) of continuation of all medical and dental benefits in effect on the Termination Date, for a period of eighteen (18) months following the Termination Date, or until I am eligible to receive comparable medical and dental benefits from another employer, provided that I:  (i) timely elect the continuation of group health plan benefits under COBRA, (ii) make a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such coverage, and (iii) seek reimbursement in accordance with Section 6.2(c) of the Employment Agreement; and

(e) full accelerated vesting of any and all unvested stock options, restricted stock units and restricted stock grants I hold, which must exercise and/or buy-sell pursuant to the terms of the grant agreements and consistent with my responsibilities as a former Section 16 officer of the Company; with the exception that I hereby waive my right under Section 6.2(c)(v) of the Employment Agreement to the accelerated vesting of 50% of the performance shares restricted stock grant I received on December 7, 2010.

I understand that I am not entitled to the Severance Pay and Benefits unless I sign this Agreement and it becomes effective.

2. Consulting Services and Cooperation.   Between October 1, 2011 and December 31, 2011, the Company will pay me a consulting stipend of $5,000 per month, in arrears, for up to 10 hours of my time per month, as may be reasonably requested.  I understand that payments under this Section 2 will be paid pursuant to an IRS Form 1099, for which I will provide an IRS Form W-9, and I agree to be solely responsible for all tax treatment associated with such payments.  I further understand that any services I provide following my Termination Date will in no way extend or renew my employment status with the Company, and will not affect or toll the time periods for any rights or obligations triggered by my separation from employment, including but not limited to the period for exercising my stock options following my Termination Date. In addition, I agree to continue to make myself available to and to cooperate with the Company in any internal investigation or administrative, regulatory, criminal, or legal investigation or proceeding.  I understand and agree that my cooperation includes, but is not limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information, solicited input or advice; and turning over all relevant documents which are or may come into my possession.  (In the context of legal or regulatory proceedings or investigations, the term “cooperation” does not mean that I must provide information that is favorable to the Company; it means only that I will provide information within my knowledge and possession upon request of the Company).  In seeking my cooperation, the Company shall take into account my other personal and business obligations.

3. No Additional Payments or Benefits.  I acknowledge that upon receipt of my regular salary and benefits through my Termination Date, and any accrued and unused vacation pay, I have or will have received all salary, wages, bonuses, commissions, incentives, benefits or other compensation due to me for services rendered to and duties performed for the Company, and that the Severance Pay and Benefits set forth above is in excess of anything owed to me by the Company.  I further specifically acknowledge that the Company has granted to me all leave rights to which I believe I am entitled and that my leave rights under the Family and Medical Leave Act and other applicable laws and the Company’s policies have been fully respected and honored by the Company.  I understand that my rights under COBRA shall be the same as any other terminating employee, with the exception that the Company will pay my health insurance premiums under the terms set forth above.

4. Release.   In exchange for the consideration provided to me by this Agreement, which consideration I am not otherwise entitled to receive, I generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, (in their representative capacity only) (collectively the “Released Parties”), from any and all claims, liabilities, obligations, damages, losses, or causes of action of any kind or nature whatsoever, accrued or un-accrued, known or unknown, which I have or may have against the Released Parties, through the date of this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance or separation pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (if any); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory and common law claims, including but not limited to claims for discrimination, harassment, retaliation, wages, attorneys’ fees and costs, or other claims arising under the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act and the Equal Pay Act, 29 U.S.C. § 201 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Washington Law Against

Discrimination, RCW 49.60 et seq.; the Washington Minimum Wage Act, RCW 49.46 et seq., RCW 49.48 et seq. and RCW 49.52 et seq.; the Washington Industrial Welfare Act, RCW 49.12 et seq.; the Washington Industrial Insurance Act, RCW Chapter 51; federal and Washington state regulations pertaining to the above-referenced statutes; or any other federal, state or local statute, ordinance, regulation, or common law claim based on disability, age, or any other protected category.

The above-cited claims are examples, not a complete list, of the released claims, as it is my intent that I release any and all claims of whatever kind or nature, except those that cannot be waived by law, in exchange for the consideration set forth above.  I realize that this constitutes a full and final settlement of any and all such claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA").  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this Agreement; (c) pursuant to Section 6.5(a) of my Employment Agreement, I have sixty (60)  days within which to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke it; (e) this Agreement will not be effective or enforceable if revoked within the seven (7) day time period; and (f) this Agreement will not be effective or enforceable until the date on which the revocation period has expired, which will be the eighth day after this Agreement has been signed and executed both by me and by the Company ("Effective Date").  I understand that nothing in this Agreement prevents or precludes me from: (i) filing an administrative charge with a government agency, although I expressly waive and forgo any monetary recovery or other payments in connection with such filing; or (ii) challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

For the sake of clarity and to avoid any interpretation to the contrary, it is understood that I will continue to be indemnified by the Company and covered by the Company’s directors and officers’ insurance policy with respect to claims that arise as a result of my employment with or the services I provided at the request of the Company.  Furthermore, the Indemnification Agreement between me and the Company, dated January 4, 2010 (the “Indemnification Agreement”) shall survive the termination of my employment with the Company.

5. Non-Disparagement.  In further exchange for the consideration provided to me by this Agreement, which consideration I am not otherwise entitled to receive, I agree that henceforth I will not make or publish any statement (orally, in writing, or in any other form) that is disparaging, false, or detrimental to the Company, its products, services, affairs, or operations, or its past or present directors, officers, shareholders, employees, partners or agents, except in relation to an administrative, regulatory, criminal or legal investigation or proceeding.  The Company will report to me any actions or statements that are attributed to me that the Company believes are disparaging, false or detrimental.  In addition, the Company agrees that it and its directors and officers will not make or publish any statement (orally, in writing, or in any other form) that is disparaging, false, or detrimental to me, personally or professionally, except in relation to an administrative, regulatory, criminal or legal investigation or proceeding.  I will report to the Company any actions or statements that are attributed to the Company that I believe are disparaging, false or detrimental.

6. Damages for Breach.  I acknowledge that the obligations of the non-disparagement, confidentiality, and cooperation sections set forth above are mutual as described by their terms, and in any event are material parts of the consideration and inducement to the Company to provide the Severance Pay and Benefits set forth herein.  Further, I and the Company agree that the harm to me or the Company from any breach of the obligations of those provisions may be wholly or partially irreparable, and I and the Company agree that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by damages.

7. Non-Admission.  This Agreement is not an admission by me or the Company that either party or any of the Company’s employees has violated any law or failed to fulfill any duty to the other.

8. Continuing Obligations.  Pursuant to Section 9.6 of my Employment Agreement, the Company and I each acknowledge their continuing obligations under Section 6 (“Separation of Employee’s Employment), Section 7 (“Confidentiality; Agreement Not to Compete”), Section 8 (“Legal Fees and Expenses”), and Section 9 (“General Provisions”) of my Employment Agreement and the surviving provisions of which are incorporated by reference herein.  I also acknowledge my continuing obligations under my Employee Inventions and Confidentiality Agreement and which is incorporated by reference herein.  I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company, and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies in my possession or control.

9. Entire Agreement.  This Agreement (including the surviving portions of my Employment Agreement and the obligations of my Employee Inventions and Confidentiality Agreement) and the Indemnification Agreement contains the entire understanding of the parties with respect to the subject matter covered, and I am not relying on any promise or representation by the Company that is not expressly stated in this Agreement. I acknowledge that this Agreement supersedes all prior or contemporaneous understandings (with the exception of the surviving portions of my Employment Agreement and the obligations of my Employee Inventions and Confidentiality Agreement, which continue to have full force and effect, are incorporated into this Agreement, and are not superseded).  This Agreement may only be amended in a written instrument signed by both parties and shall be governed by the laws of the State of Washington.  Each party warrants, acknowledges, and agrees that they are the true parties in interest, and fully authorized to execute this Agreement.

10. Knowing and Voluntary Agreement.  I understand that I may consult with an attorney of my own choosing prior to signing this Agreement.  By my signature, I acknowledge that I have carefully read and fully understand all of the provisions of this Agreement, and that I am voluntarily entering into this Agreement.

PLEASE READ CAREFULLY.  THIS IS A VOLUNTARY RELEASE THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I accept and agree to the terms and conditions stated above:

September 7, 2011                                               /s/ Hans Bishop
Date                                                      Hans Bishop

September 7, 2011                                               /s/ Richard J. Ranieri
Date                                                      Dendreon Corporation